Exhibit 4.100
[Translated from the original Chinese version]
Bo Jing Branch Entrust Loan No. (2008) 1
China Bohai Bank Co., Ltd. Beijing Branch
Entrusted Loan Contract
Trustor: Fortune (Beijing) Success Technology Co., Ltd.
Borrower: Beijing Glory Co., Ltd.
Lender: China Bohai Bank Co., Ltd. Beijing Branch

This entrusted loan contract (this “Contract”) is made on May 7, 2008 by and between:
Trustor: Fortune (Beijing) Success Technology Co., Ltd. (“Trustor”)
Borrower: Beijing Glory Co., Ltd. (“Borrower”)
Lender: China Bohai Bank Co., Ltd. Beijing Branch (“Lender”)
Recitals
WHEREAS, the Trustor intends to entrust the Lender to issue a loan on its behalf to the Borrower with the capital owned by the Trustor and on the terms and conditions contained herein; and
WHEREAS, the Lender agrees to accept such entrustment on the condition that the Trustor shall bear all the risks arising from and in connection with the entrusted loan,
NOW, THEREFORE, the parties hereby agree as follows:
ARTICLE 1. AMOUNT OF THE ENTRUSTED LOAN
Under the entrustment of the Trustor, the Lender will provide an entrusted loan in an amount up to RMB100,000,000 to the Borrower. This loan shall be issued at one time.
ARTICLE 2. USAGE OF ENTRUSTED LOAN
The loan under this Contract shall be used for the operation of the Borrower.
ARTICLE 3. TERM OF ENTRUSTED LOAN
3.1	The term of the entrusted loan under this Contract shall be 5 years. The Trustor and Borrower should designate the specific term in the advice of withdraw submitted to the Lender.

3.2	If the Trustor and the Borrower intend to extend the term of the entrusted loan, they should notify the Lender in writing 15 banking business days before expiry of the original term. If the Lender gives consent to the proposed extension, the parties shall sign separate written document to confirm.

3.3	Banking business days refer to the days when the Lender provides commercial banking services to corporate customers. The Trustor and Borrower should conduct all business activities under this Contract within banking business days.

ARTICLE 4. CASH ACCOUNT FOR ENTRUSTED LOAN
The Trustor has already opened and will maintain the following account at the Lender, and such account shall be used as the cash account (“Entrusted Account”) for the entrusted loan.
Holder: [Beijing Glory Co., Ltd.]
Bank: China Bohai Bank Co., Ltd. Beijing Branch
Account No.: 2000059433000177
ARTICLE 5. CONDITION PRECEDENT
5.1	The condition precedent to the effectiveness of this Contract is that the Borrower and the Trustor should have provided the Lender all the documents listed in Appendix I (Documents as Condition Precedent) of this Contract which comply with the requirements of the Lender in terms of both form and content.

5.2	The following conditions precedent should be satisfied before the Borrower makes drawdown under this Contract.
(1)	The Borrower should send the Lender an advice of drawing in the form attached hereto as Appendix II (Form of Advice of Drawing) at least 1 banking business day (before noon) before the expected date of drawing, and such advice of drawing should be confirmed and signed by the Trustor.

(2)	As requested by the Lender, The Trustor has opened an Entrusted Account at the Lender and there should have sufficient fund in such Entrusted Account to be used for issuing loan.

(3)	As requested by the Lender, the Borrower has opened a speical account at the Lender which shall be exclusively used for drawing and receiving payment of the loan and the interest thereon (hereinafter referred to as “Special Account”).

(4)	All the representations, warranties and promises the Borrower and the Trustor have made under this Contract are true, correct and complete.

(5)	There is no event of default has occurred and is continuing on the part of the Borrower and the Trustor.

(6)	Other conditions prescribed in PRC laws and agreed upon by the parties have been satisfied.

ARTICLE 6. ADVICE OF DRAWING
The advice of drawing is an integrate part of this Contract. The content of the advice of drawing that the Borrower sends to the bank shall prevail over all provisions in this Contract regarding drawdown and repayment. Once issued, the advice of drawing is irrevocable.
ARTICLE 7. INTEREST AND HANDLING CHARGE
7.1	The rate of interest per annum applicable to the entrusted loan under this Contract shall be 3%. The interest on each drawdown shall be calculated on the basis of the actual number of days and 360 days a year.

In the event that within the term of the entrusted loan the People’s Bank of China adjusts the base rate or calculation method for base rate, the above-listed rate of interest shall not be affected.

7.2	The Trustor and Borrower can adjust the interest rate or change the method for calculation of interest rate upon mutual agreement. The Trustor and Borrower should notify the Lender of such adjustment or change in writing. The adjustment or change shall take effective from the next banking business day following the date when the Lender receives such notice.

7.3	The interest on each drawdown under this Contract shall be paid on quarterly basis. The expiry date for interest shall be the twentieth day following the end of each quarter. In the event the date for repayment of the last installment of the principle is not on the same day as the expiry date for interest, the outstanding interest should be paid together with such installment of the principal.

7.4	The Borrower should pay interest on the next business day following the expiry date for interest. When being paid together with the principal, the interest should be paid on the expiry date. Before the expiry date of interest, the Borrower should prepare sufficient funds in the account listed in Article 9 hereof to cover the interest payable in the current period, and authorize the Lender to deduct the due and payable amount directly from such account on the interest payment date.

7.5	Where the Borrower diverts the entrusted loan for other purposes, a punitive interest shall be charged on the part of the loan diverted from the date when the loan is diverted to date when the principal and the accrued interests have been fully paid. The punitive interest rate shall be the lending interest rate plus a per annum rate of [0]%. Where the Borrower fails to pay any amount due under this Contract on time, a punitive interest shall be charted on the overdue amount from the due date to the date when the principal and accrued interests have been fully paid. The punitive interest rate shall be the lending rate plus a per annum rate of [0]%. In the event these two circumstances happen on the same part of the entrusted loan, the bank is entitled to charge the punitive interest at a rate that is comparatively higher. The overdue payment of interest will also charged interest. Compound interest at a rate same as the punitive interest rate is payable on any overdue payment of interest under this Contract.
7.6	The handling charge for the entrusted loan shall be [1]‰ of the principal per annum, which is payable to the Lender on a yearly basis.

The handling charge under this Contract is payable by the Borrower. The Lender is hereby granted an irrevocable authorization to debit the handling charges for the entrusted loan from any account the Borrower holds at the Lender before providing the entrusted loan.

In case of prepayment as mentioned in Article 8 below (Prepayment), the Lender does not need to return the handing charges already collected under this Contract.
ARTICLE 8. PREPAYMENT
The Borrower can apply to the Trustor in writing for prepayment. Such prepayment application shall take effective after it has been approved by the Trustor in writing and the bank has received written notice from the Trustor regarding the same. After the prepayment application has taken effective, the Borrower can pay any loan under this Contract before it becomes mature.
ARTICLE 9. REPAYMENT
9.1	On the expiry date of the entrusted loan under this Contract, the Borrower should prepare sufficient funds in the Special Account for payment of the principal and interest then due. The Borrower hereby irrevocably authorizes the Lender to debit any due amount from the above-mentioned Special Account on the expiry date(s).

9.2	After deducting the taxes payable by the Trustor in accordance with relevant laws and regulations, the Lender should remit the amount debited from the Special Account to the Entrusted Account on debit date.

9.3	In the event that the due date of certain amount is not a banking business day, such amount shall be payable on the next banking business day following the due date. However, if such next banking business day falls into a next calendar month, such amount should be paid on the banking business day immediately preceding the due date.

9.4	Any punitive interest, damages or other similar charges shall be payable on the date and by the means specified by the receiving party from time to time.
ARTICLE 10. REPRESENTATIONS AND WARRANTIES
10.1	The Borrower and the Trustor represents and warrants the followings to the Lender:

(1)	The Borrower is a company duly organized and validly existing under the law of PRC. The Borrower has the full capacity to own its assets and conduct the business activities it is now conducting.

(2)	The Trustor is a company duly organized and validly existing under the law of the PRC. The Trustor has the full capacity to own its assets and conduct the business activities it is now conducting.

(3)	The Borrower and the Trustor have taken all necessary corporate action (if any) to authorize the execution and performance of this Contract. The person who signs this Contract on behalf of the Borrower or the Trustor is the authorized representative of them. The Contract signed by such person(s) has binding on the Borrower and the Trustor.

(4)	The obligations of the Borrower and the Trustor hereunder are legal and effective obligations, have binding effect on them, and can be enforced.

(5)	The funds used by the Trustor for the entrusted loan hereunder are from legitimate sources. The Trustor has full power to control the funds. The transaction conducted hereunder will not violate any obligation of it.

(6)	The entrusted loan has been provided according to the instruction of the Trustor. The amount, usage, interest and term of the entrusted loan have been confirmed by the Trustor.

(7)	The Trustor shal undertake all the risks arising from the entrusted loan hereunder.

(8)	The Borrower and the Trustor have read and fully understood the content of this Contract. They sign and perform this Contract under free will and all their expressions made hereunder reflect their real intents.
10.2	Each of the representations and warranties listed above shall be deemed to have been made anew on the day when the application for loan or loan extension is submitted based on the circumstances then existing.

10.3	The Borrower and the Trustor hereby confirm that the Lender has signed this Contract and performed the obligations hereunder in reliance on the representations and warranties listed above.
ARTICLE 11. UNDERTAKING
The Borrower and the Trustor undertake with the Lender:
11.1	THAT they will maintain its legal person status in good standing (if applicable), abide by all applicable law and regulations and pay any taxes and charges payable to governmental authorities.

11.2	THAT they will ensure that the effectiveness of all the authorizations, consents, approvals and permits mentioned in Article 10.1(3) above will be maintained, and they will take timely measures to obtain any other consents, approvals or permits necessary and maintain the effectiveness of such other consents, approvals or permits so as to ensure and maintain the effectiveness of this Contract.
ARTICLE 12. EVENTS OF DEFAULT
12.1	The followings shall be considered as events of default under this Contract.
(1)	The Borrower or the Trustor fails to perform any of its obligations or promises hereunder appropriately or timely;

(2)	The Borrower of the Trustor fails to pay any amount due in accordance with this Contract;

(3)	The Borrower or the Trustor makes any untrue or misleading representations or warranties in this Contract.
12.2	In the event that there is any event of default on the part of the Borrower, the Lender is entitled to take one or more measures listed below under the instruction of the Trustor.
(1)	To request the Borrower to correct the breach within specified period;

(2)	To notify the Borrower in writing that any and all part of the unpaid loans hereunder shall become due and payable immediately, and the Borrower should pay all unpaid principals, interests, handling charges and other amounts hereunder;

(3)	To notify the Borrower in writing that all unissued loans shall be suspended or cancelled;

(4)	To exercise any other rights granted by law and hereunder.
12.3	In the event that there is any event of default on the part of the Trustor, the Lender is entitled to take one or more measures listed below.
(1)	To request the Trustor to correct the breach within specified period;

(2)	To refuse to do or stop doing the entrusted loan business for the Trustor;

(3)	To claim damages against the Trustor in the event that such event of default bring losses to the Lender;

(4)	To exercise any other rights granted by law and hereunder.

ARTICLE 13. TAXES AND CHARGES
13.1	All the current and potential registration fees and other taxes and charges in connection with this Contract and any documents hereunder shall be undertaken by the Borrower.

13.2	The Trustor entrusts the Lender to withhold business tax and surcharges on the interest payment date. The Lender should provide the Trustor with the tax payment documentation.

13.3	As requested by the Lender, the Borrower and/or the Trustor should reimburse the Lender for all reasonable expenses and costs arising from and in connection with exercise or protection of any rights provided in this Contract or any of the documents mentioned hereof in any jurisdiction, including without limited to lawyer’s fee.
ARTICLE 14. ASSIGNMENT OF CONTRACT
The Borrower should not assign any of its rights or obligations in this Contract to others unless it has obtained the written consents of the Trustor and Lender.
ARTICLE 15. AMENDMENT TO CONTRACT
This Contract cannot be amended, modified or supplemented unless with the written consents of the parties.
ARTICLE 16. NOTICE
16.1	Any notice, request, instruction or other documents required to be given pursuant to this Contract or in connection with this Contract should be made in writing and delivered to the address of relevant party set forth below or such other address notified by the receiving party five (5) business days beforehand.

To Trustor: Fortune (Beijing) Success Technology Co., Ltd.
Attention: Fan Zhenfei
Address: 9th Floor of Tower C, Corporate Square, No. 35, Financial
Street, Xicheng District, Beijing
Post code: 100032
To Borrower: Beijing Glory Co., Ltd.
Attention: Liang Yikun
Address: 9th Floor of Tower C, Corporate Square, No. 35, Financial
Street, Xicheng District, Beijing
Post code: 100032

To Lender: China Bohai Bank Co., Ltd. Beijing Branch
Attention: Liu Lei
Address: F1 East Tower of Kaichen Plaza, No. 28 Fuxingmen Nei
Dajie, Xicheng
District, Beijing
Post code: 100031
16.2	Any notice, request, instruction or other documents given by any party under this Contract to other parties shall be deemed to have been duly served:
(1)	at the time of actual receipt if delivered personally or by EMS;

(2)	at the time when the sending party receives the confirmation of successful transmission if delivered by fax; or

(3)	on the fifth banking business days after the letter being post if delivered by pre-paid mail.
ARTICLE 17. SEVERABILITY
If any provision of this Contract shall be illegal, invalid or unenforceable in any aspect, the remainder of this Contract shall not be so affected.
ARTICLE 18. OBLIGATIONS AND INDEMNIFICATIONS OF THE LENDER
18.1	The Lender shall have the following obligations under this Contract:
(1)	To extend to the Borrower the entrusted loan in accordance with this Contract and handle relevant procedures in connection with the extension of the loan; and

(2)	To notify the Trustor promptly in the event that the Borrower fails to repay principal and pay interest on time as agreed in this Contract.
18.2	The parties confirm that the Lender shall assume no risk under this Contract. The Lender shall not undertake the post-extension management responsibilities hereunder. The Lender does not have any obligation to collect the non-performing loan owed by the Borrower through any means (including without limitation to litigation, arbitration or any other legal proceedings) or take any legal actions (including without limitation to participation or involvement in any dissolution, liquidation or similar proceedings) against the Borrower. The Lender does not have the obligation to make any payment under this Contract unless it has received relevant amounts from the Borrower and the Trustor hereunder.
18.3	The Trustor and the Borrower shall not request the Lender to participate or involve in any legal proceedings between the Trustor or the Borrower in connection with this Contract for any reason, by any means or in any name. Notwithstanding the foregoing, the Lender has the right to decide whether to participate in such legal proceedings under the request of the Trustor or the Borrower, provided that the requesting party should provide necessary funds to the Lender in advance to cover all the estimated losses, expenses and costs (including without limitation to attorney fee) that may accrue to the Lender for participating such proceedings.
18.4	The Trustor and the Borrower hereby indemnify and hold harmless the Lender from and against all liabilities for damages arising out of this Contract, excluding those liabilities arising out of the wilful misconducts of the Lender.
ARTICLE 19. GOVERNING LAW
This Contract shall be governed and interpreted by the law of PRC. Any dispute relating to this Contract shall be resolved through negotiation. If the parties are unable to resolve the dispute through negotiation, either party may submit the dispute to the people’s court at the place where the Lender locates for litigation.
ARTICLE 20. COPIES
There are four original copies of this Contract, among which each of the Trustor and the Borrower holds one copy and the Lender the other two copies. All the original copies shall have same effect.
ARTICLE 21. EFFECTIVENESS AND TERMINATION
This Contract shall take effective after it has been signed by the authorized representatives of or been affixed with the chops of the Trustor, the Lender and the Borrower and all the conditions precedent set forth in Article 5.1 of this Contract have been satisfied.
Unless otherwise provided in this Contract, any party can terminate this Contract, provided that it has notified the other parties in writing 15 days beforehand. This Contract shall terminate upon the date of termination specified in such written notice. Where the written notice does not provide a specific date of termination, the Contract shall terminate upon the fifteenth day after the written notice is sent out. The obligation of the parties under other documents signed on the basis of this Contract shall not be affected by the termination of this Contract.
Special notice:
The Lender has reminded the Borrower and the Trustor to pay special attention to those provisions regarding their rights and obligations, and has provided complete and accurate interpretation about such provisions. The parties are consistent with each other with respect to the interpretation of the provisions of this Contract.

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[Signature Page]
Trustor: Fortune (Beijing) Success Technology Co., Ltd.
Wang Jun [Seal]
Legal Representative/Authorized Representative
Borrower: Beijing Glory Co., Ltd.
Zhao Zhiwei [Seal]
Legal Representative/Authorized Representative
Lender: China Bohai Bank Co., Ltd. Beijing Branch
Song Chengping [Seal]
Legal Representative/Authorized Representative